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EXHIBIT 99

               EMRISE CORPORATION'S CONTINUED LISTING ON NYSE ARCA


RANCHO CUCAMONGA, CALIFORNIA, June 22, 2006 - EMRISE CORPORATION (NYSE ARCA:ERI), a multi-national manufacturer of defense and aerospace electronic components and communications equipment, today announced that on June 16, 2006, it received a letter from NYSE Arca Equities, Inc. indicating that the NYSE Arca Equities, Inc. Equity Qualification Panel ("Panel") met on June 15, 2006 to consider EMRISE's plan to regain compliance with the minimum $1.00 price required for continued listing by NYSE Arca Equities Rule 5.5(h)(4). At that meeting, the Panel determined to permit EMRISE to continue its listing, subject to review every 30 days (or more frequently as the Panel may determine) of EMRISE's progress toward the milestones provided by EMRISE in its written plan to NYSE Arca. EMRISE will be considered to have regained compliance with the minimum price criteria, if, after timely completion of the milestones outlined in its plan, the closing price of EMRISE's common stock exceeds the $1.00 minimum price per share for 30 consecutive trading days.

ABOUT EMRISE CORPORATION

EMRISE Corporation is a multi-national manufacturer of defense and aerospace electronic components and communications equipment. EMRISE's electronic components group, which consists of EMRISE Electronics Corporation and its international subsidiaries, provides custom power conversion, RF components and subsystems as well as digital and rotary switches to the North American, European and Asian electronic components market. These products are primarily used for defense, aerospace and industrial applications. EMRISE's communications equipment group, consisting of CXR Larus Corporation and its subsidiary CXR Anderson Jacobson, provides network access, satellite timing and synchronization and transmission products as well as communications test equipment to the North American, European and Asian communications industry. Founded in 1983, EMRISE operates out of facilities in the United States, England, France and Japan. As of April 30, 2006, EMRISE had a total of 310 employees in its various subsidiaries and divisions. Website: www.emrise.com. Listed on NYSE Arca under the ticker symbol: ERI.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
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With the exception of historical information, the matters discussed in this press release, including without limitation, EMRISE's timely completion of the milestones outlined in its compliance plan submitted to NYSE Arca and EMRISE's ability to regain compliance with all of NYSE Arca's compliance rules including the $1.00 minimum price requirement, are forward-looking statements that involve a number of risks and uncertainties. Actual future events could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, any determination that NYSE Arca may make as to EMRISE's listing status and compliance, and other risks detailed from time to time in EMRISE's public statements and its periodic reports and other filings with the Securities and Exchange Commission.


Contact:

Carmine T. Oliva, Chief Executive Officer
(909) 987-9220